EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under The Securities Act of 1933 of Associated Medical Devices, Inc. (a Nevada corporation) (Registrant) of our report dated January 27, 1999 on the financial statements of Associated Medical Devices, Inc. as of December 31, 1998 and 1997 and for each of the two years then ended accompanying the financial statements contained in the Registrant's Annual Report on Form 10-KSB as of and for the period ended December 31, 1998, and to the use of our name and statements with respect to us as appearing under the heading "Experts".



                                          S. W. HATFIELD, CPA
                                          (formerly S. W. HATFIELD + ASSOCIATES)
Dallas, Texas
July 15, 1999